Exhibit 99.1

Titan Pharmaceuticals, Inc.

FOR IMMEDIATE RELEASE

TITAN PHARMACEUTICALS PROVIDES UPDATE ON

CONFIRMATORY PHASE 3 STUDY OF PROBUPHINE

South San Francisco, CA – June 17, 2011 – Titan Pharmaceuticals, Inc. (TTNP.OB) today announced the receipt of a letter from the U.S. Food and Drug Administration (FDA) on June 16, 2011, providing comments on the revised Statistical Analysis Plan (SAP) for the confirmatory Phase 3 study of Probuphine™ for patients with opioid dependence. Although the data review at all clinical sites is complete and the blinded data set is ready for analysis, Titan will need to delay the analysis of the data briefly to allow time for a discussion with the FDA and subsequent modification of the SAP as necessary.

“We are very pleased with the progress made by the clinical team and the clinical sites in completing the data review at the beginning of June, and preparing the blinded database for further analysis,” said Sunil Bhonsle, president of Titan Pharmaceuticals. “We will continue working closely with the FDA to finalize the statistical analysis plan and complete the analyses expeditiously, although it is unlikely that all this can be completed by the end of June as previously expected. We will provide an update on a revised timeline for reporting results of the study once we have spoken with the Agency in the next few days.”

The Phase 3 clinical trial is a randomized, placebo and active controlled, multi-center study conducted at 20 sites in the U.S. treating approximately 285 patients, aged 18 to 55 years across three dosing arms: Probuphine, Titan’s innovative, subcutaneous implant formulation that delivers a steady dose of the marketed drug buprenorphine over six months following a single treatment; SUBOXONE®, the approved and widely-used sublingual formulation of buprenorphine; and placebo. Patients in the trial were treated for 24 weeks and the Probuphine and placebo dosing arms were double-blinded, while the SUBOXONE arm was open-label. Titan’s first placebo controlled Phase 3 clinical trial of Probuphine was completed in 2008 with positive findings published in the Journal of the American Medical Association (JAMA) in October 2010.

About Titan Pharmaceuticals

For information concerning Titan Pharmaceuticals, Inc., please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

CONTACT:

Titan Pharmaceuticals, Inc.	Pure Communications
Sunil Bhonsle, 650-244-4990 President	Dan Budwick, 973-271-6085 dan@purecommunicationsinc.com

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